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                                                                  EXHIBIT 15.1


June 14, 1996
SEACOR Holdings, Inc.


We are aware that SEACOR Holdings, Inc. has included in this Registration Statement the financial information required in its Form 10-Q for the three months ended March 31, 1996 and 1995, and our report dated May 9, 1996, covering the unaudited interim financial information for the three months ended March 31, 1996 and 1995 as well as our reports on the pro forma financial information as of March 31, 1996. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meanings of Sections 7 and 11 of the Act.


Very truly yours,
/s/ Arthur Andersen LLP